Exhibit 99.2
NYMAGIC, INC.
Moderator: A. George Kallop
November 7, 2006
9:00 a.m. EST

Operator:	I would like to welcome everyone to the NYMAGIC, INC. Third Quarter 2006 Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2.

Any forward-looking statements concerning the company’s operations, economic performance and financial position contained herein including statements related to the outlook of the company’s performance in 2006 and beyond are made under the Safe Harbor Provisions of the Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of contribution, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2006 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

Mr. Trumbull, Chairman, you may begin.

A. George Kallop:	Good morning, everyone. This is George Kallop. George Trumbull is traveling today and is not here, and Mark Blackman, our Chief Underwriting Officer, is performing his civic duty as a juror.

I have with me here today Tom Iacopelli, our Chief Financial Officer, Paul Hart, our General Counsel and Skip Shaw, our Vice Chairman.

This morning, I’ll make some brief comments on third quarter results and then we will be happy to take any questions you may have.

In summary, the company has had a very good third quarter and a very good first nine months of 2006.

Net earnings for the third quarter of 2006 totaled $8.6 million or 93 cents per diluted share, as compared with a net loss of $5.2 million or 60 cents per diluted share for the third quarter of 2005. Results for the third quarter of 2005 were adversely affected by hurricanes Katrina and Rita. For the nine months ended September 30, net earnings totaled $22.4 million or $2.45 per diluted share, as compared with $3.0 million or 34 cents per diluted share for the first nine months of 2005.

The Company’s combined ratio for the third quarter of 2006 was 97.7% compared with 182.2% for the third quarter of 2005. The Company’s combined ratio for the first nine months of 2006 was 96.9% compared with 117.5% for the same period of 2005.

The Company’s Loss Ratio for the third quarter of 2006 was 56.2% and the Expense Ratio was 41.5%. The Loss Ratio for the first nine months of 2006 was 56.3% and the Expense Ratio was 40.6%.

When making year-to-year comparisons of the Combined, Loss and Expense Ratios, it is important to remember that hurricanes Katrina and Rita produced substantial insurance losses, and also related reinsurance reinstatement premiums substantially reduced both net written and net earned premiums during these periods.

Gross Premiums Written during the third quarter of 2006 totaled $49.8 million, compared with $48.3 Million during the third quarter of 2005. This was a 3% increase over 2005. Gross Premiums Written during the first nine months of 2006 totaled $184.8 million, compared with $150.4 Million during the first nine months of 2005. This was a 23% increase over 2005.

Within the Ocean Marine segment, Hull and Cargo Premiums have declined while Marine Liability premiums have increased. Within the Other Liability segment, E&O and Casualty Premiums have increased significantly, while Excess Workers Comp premiums have increased substantially. Within the Inland Marine/Fire segment, Property premiums have declined due in part to the discontinuance of a property program that we were not satisfied with, and somewhat softer rates in the New York market.

Net Premiums Written during the third quarter of 2006 totaled $34.1 million, compared to $23.4 million during the third quarter of 2005. Net Premiums Written during the first nine months of 2006 totaled $116.1 million, compared to $96.9 million for the first nine months of 2005.

Net Premiums Earned for the third quarter of 2006 totaled $35.1 million compared with $23.1 million for the third quarter of 2005. Net Premiums Earned for the first nine months of 2006 totaled $111.6 million compared with $95.5 million for 2005.

During 2006, Net Premiums Written and Net Premiums Earned have been reduced by an 80% quota share reinsurance agreement related to the Company’s energy business in the Gulf of Mexico. They were also reduced by $200,000 in the third quarter and $900,000 during the first nine months of 2006 as a result of reinsurance reinstatement premiums related to hurricanes Katrina and Rita.

During 2005, Net Premiums Written and Net Premiums Earned for the third quarter and first nine months of 2005 were reduced by $14.7 million in reinsurance reinstatement premiums arising from losses sustained from hurricanes Katrina and Rita.

On the investment front, net investment income totaled $13.3 million for the third quarter of 2006, compared with $11.8 million during the third quarter of 2005. This was an increase of 13%. For the first nine months of 2006, net investment income totaled $34.8 million as compared with $25.3 million during the same period in 2005. This was an increase of 38%. These increases in net investment income resulted primarily from larger Portfolio Trading Profits and higher yields on Fixed Maturities Available For Sale and Short-term Investments that more than offset lower returns from our hedge fund portfolio.

From a cash flow perspective, the Company ended the third quarter of 2006 with $669.7 million in cash, investments and net receivables for securities sold.

At September 30, 2006 our investment portfolio included Cash, Short-term investments and net receivable for securities sold of $169.8 million, Fixed Maturities of $331.1 million and limited partnership hedge funds of $168.8 million.

Overall, the Company has had a very good third quarter and a very good first nine months of 2006. We are pleased with the results that we have delivered to our shareholders. At this point we would be happy to answer any questions you may have.

Operator:	Thank you. Ladies and gentlemen, if you would like to ask a question please press star, then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Blake Phillips with Fox Pitt Kelton.

Blake Phillips:	Good morning.

A. George Kallop:	Good morning, Blake.

Blake Phillips:	Can you give me some color on the seasonality on the other liability line — your excess worker’s comp and D&O premiums?

A. George Kallop:	I think it’s fair to say that clearly in the excess workers’ comp area the majority of premiums tend to be written in the first two quarters of the year, so there’s distinct seasonality to that. In the casualty line there is some seasonality, also oriented toward the beginning part of the year. So there is to some extent some seasonality to be factored in here.

Blake Phillips:	On the trading securities gains, was that mostly within the treasury trading or in the warehousing for Tiptree?

A. George Kallop:	Skip Shaw, would you like to answer that?

William D. Shaw Jr.:	Sure. The trading gains were almost exclusively in a short-term position we took in treasuries.

Blake Phillips:	One last question. Was the property program that you just discontinued the New York Property Program?

A. George Kallop:	No, the New York Property Program is continuing, although we have experienced some somewhat softer rates in the New York market. The property program that was discontinued was a different one.

Blake Phillips:	No further color on that?

A. George Kallop:	No, I’d rather not get into more details. We continually go through the exercise of periodically reviewing the different programs and different lines of business we write. We are oriented toward profitability, and from time to time we will make the decision to discontinue something.

Blake Phillips:	Thanks a lot.

Operator:	Again to ask a question please press star, then the number 1 on your telephone keypad.

Your next question comes from Mark Dwelle with Ferris, Baker Watts.

Mark Dwelle:	Good morning.

A. George Kallop:	Good morning, Mark.

Mark Dwelle:	A couple of questions. In the ocean marine line you talked about the softening rates. Did the premiums decrease there? Is that primarily rate driven or is it policy count as well?

A. George Kallop:	It varies by segment, as I mentioned in my remarks. In aggregate terms you miss some of what’s going on in some of the segments. Marine liabilities in fact showed some significant strength this year. That’s been offset within ocean marine by declines in hull, which is the result of our purposeful culling of accounts that we didn’t think were profitable, some declines in cargo, that I think are largely a function of some rate softening, and perhaps a little greater selectivity.

Mark Dwelle:	When you weigh that all up and put it on the scales, would you say on balance you’re getting as much premium for exposure as you had been, or are you getting less premium for exposure?

A. George Kallop:	In my opinion it’s enhanced. It’s no secret that marine liabilities have been historically one of the company’s great strengths. Historically, it has been quite a profitable segment, and hull by definition is substantially less profitable and in some cases unprofitable, so picking up a dollar of premium in marine liabs and giving away a dollar premium in hull is a trade that I would make all day long.

Mark Dwelle:	Another question. The diluted share count has been gradually rising for the last several quarters. Are these option grants or is this something related to the warrants? Could somebody talk through that?

A. George Kallop:	Sure. Let me ask Tom to do that.

Thomas J. Iacopelli:	Mark, it’s a combination of options as well as restricted shares that have been issued.

Mark Dwelle:	I assume there’s greater detail of that in the Q and so forth.

Thomas J. Iacopelli:	Yes. We issued restricted shares last year as well as this year, and the options become more dilutive to the extent that the stock price rises.

A. George Kallop:	I was going to say, if the stock price has risen it’s a kind of double-edged sword. These things become more dilutive as the stock price goes up.

Mark Dwelle:	That’s fine. It’s definitely a good news/bad news story.

A. George Kallop:	Exactly.

Mark Dwelle:	One other question, related to the investment portfolio. Do you have operating cash flow in the quarter? I’m trying to get a sense of the increase in the portfolio. Is that primarily appreciation, or is it new money?

A. George Kallop:	It’s really a combination of premiums coming in on some of the growth in our workers’ comp line as well as our casualty business. However, it was offset by some large gross loss payments on hurricane losses. So all in, our net portfolio change was quite small on a year-to-date basis.

Mark Dwelle:	I’ll jump back in the queue, thanks.

A. George Kallop:	Thanks, Mark.

Operator:	Again to ask a question please press star, then the number 1 on your telephone keypad.

At this time there are no further questions. Management, are there any closing remarks?

A. George Kallop:	I’d like to reiterate that the company had a very good third quarter, and had a very good first nine months. I thank you all for attending our call, and look forward to having you on the call to discuss our full year results. Thank you very much.

Operator:	Ladies and gentlemen, this concludes today’s NYMAGIC Third Quarter 2006 Earnings conference call. You may now disconnect.
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